As filed with the Securities and Exchange Commission on June 21, 2002

                                                 Registration No. 333-_____

                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549
                     ----------------------------------
                                  FORM S-8

                           REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933
                     ----------------------------------


                        ANNTAYLOR STORES CORPORATION
           (Exact name of Registrant as Specified in Its Charter)


               Delaware                                     13-3499319
     (State or Other Jurisdiction                        (I.R.S. Employer
   of Incorporation or Organization)                  Identification Number)


      142 West 57th Street                                       10019
      New York, New York                                        (Zip Code)
 (Address of Principal Executive Offices)
                     ----------------------------------

                        ANNTAYLOR STORES CORPORATION
                   ASSOCIATE DISCOUNT STOCK PURCHASE PLAN
                          (Full Title of the Plan)

                     ----------------------------------
                       Barbara K. Eisenberg, Esquire
            Senior Vice President, General Counsel and Secretary
                        AnnTaylor Stores Corporation
                            142 West 57th Street
                             New York, New York
                  (Name and Address of Agent For Service)
                               (212) 541-3300
       (Telephone Number, Including Area Code, of Agent For Service)
                     __________________________________


                      CALCULATION OF REGISTRATION FEE
==============================================================================================================================
                                                           Proposed Maximum          Proposed Maximum          Amount of
         Title of Securities            Amount to be      Offering Price Per        Aggregate Offering       Registration
          to be Registered               Registered          Security (1)               Price (1)                 Fee
------------------------------------------------------------------------------------------------------------------------------
AnnTaylor Stores Corporation Common
Stock, par value $0.0068 per share        600,000               $25.20                 $15,120,000              $1,392

==============================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the average of the high and low sale prices for common stock of AnnTaylor Stores
        Corporation as reported on the New York Stock Exchange on June 14,
        2002.

       In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.



                                   PART I

            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Act"). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant shall furnish to the Commission or its staff a copy or copies of any or all of the documents included in such file. Such documents, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act.

Selected Financial Data

The following selected consolidated financial data has been derived from our consolidated financial statements for the five years ended February 2, 2002 and should be read in conjunction with our consolidated financial statements and notes thereto which are incorporated by reference from our Annual Report for the year ended February 2, 2002 on Form 10-K.


                                                                          Fiscal Years Ended
                                            ---------------------------------------------------------------------------
                                               Feb. 2,            Feb. 3,       Jan. 29,       Jan. 30,        Jan. 31,
                                                2002               2001           2000           1999            1998
                                                ----               ----           ----          ------          ------
                                               (dollars in thousands, except per square foot data and per share data)
Consolidated Income Statement Information:
Net sales ................................  $ 1,299,573       $ 1,232,776     $1,084,519     $   911,939    $   781,028
Cost of sales.............................      651,808           622,036        536,014         455,724        411,756
                                             ----------        ----------    -----------      ----------        -------
Gross profit..............................      647,765           610,740        548,505         456,215        369,272
Selling, general and administrative
  expenses................................      576,584           501,460        414,315         350,522        308,780
Retirement of assets......................          ---               ---            ---           3,633            ---
Amortization of goodwill..................       11,040            11,040         11,040          11,040         11,040
                                             ----------        ----------    -----------      ----------     ----------
Operating income..........................       60,141            98,240        123,150          91,020         49,452
Interest income...........................        1,390             2,473          4,378           2,241          1,157
Interest expense..........................        6,869             7,315         11,814          20,358         21,146
                                             ----------        ----------    -----------      ----------     ----------
Income before income taxes and
  extraordinary loss......................       54,662            93,398        115,714          72,903         29,463
Income tax provision......................       25,557            41,035         50,221          33,579         17,466
                                             ----------        ----------    -----------      ----------     ----------
Income before extraordinary loss..........       29,105            52,363         65,493          39,324         11,997
Extraordinary loss........................          ---               ---            962             ---            173
                                             ----------        ----------    -----------      ----------     ----------
Net income (a)............................  $    29,105       $    52,363   $     64,531     $    39,324    $    11,824
                                             ==========        ==========    ===========      ==========     ==========
Basic earnings per share before
extraordinary loss (a) (b)................        $.067       $      1.22   $       1.50     $      1.02    $      0.31
Extraordinary loss per share (a) ( b).....          ---               ---           0.02             ---            ---
                                             ----------        ----------    -----------      ----------     ----------
Basic earnings per share (a) (b)..........  $      0.67       $      1.22   $       1.48     $      1.02    $      0.31
                                             ==========        ==========    ===========      ==========     ==========
Diluted earnings per share before
extraordinary loss  (a ) (b)..............  $      0.67       $      1.17   $       1.38     $      0.96    $      0.31
Extraordinary loss per share  (a) (b).....          ---               ---           0.02             ---            ---
                                             ----------        ----------    -----------      ----------     ----------
Diluted earnings per share (a) (b)........  $      0.67       $      1.17   $       1.36     $      0.96    $      0.31
                                             ==========        ==========    ===========      ==========     ==========
Weighted average shares outstanding
  (in 000s) (b)..........................        43,325            49,912         43,532          38,573         38,442
Weighted average shares outstanding,
  assuming dilution (in 000s) (b).........       43,661            46,830         49,273          46,509         38,535

Consolidated Operating Information:
Percentage increase (decrease) in comparable
store sales...............................          (6.1)%           (0.5)%          8.4%           7.9%          (5.5)%
Net sales per gross square foot...........  $       452       $       496   $        502     $       474    $       445
Number of stores:
Open at beginning of period...............          478               405            365             324            309
Opened during the period..................           67                81             47              45             27
Expanded during the period................            6                 4              8               8              9
Closed during the period..................            7                 8              7               4             12
Open at the end of the period.............          538               478            405             365            324
Total store square footage at end
  of period..............................     3,057,000         2,695,000      2,280,000       2,038,000      1,808,000
Capital expenditures......................  $    83,693       $    83,310   $     53,409     $    45,131    $    22,945
Depreciation and amortization including
  goodwill................................  $    54,569       $    46,073   $     41,387     $    39,823    $    38,843
Working capital turnover..................          7.2x              7.6x           6.8x            6.3x           6.5x
Inventory turnover........................          4.7x              4.9x           4.8x            5.0x           5.1x

Consolidated Balance Sheet Information (at end of period):
Working capital...........................  $   189,239       $   172,767   $    151,368     $   168,708    $   122,181
Goodwill, net.............................      286,579           297,619        308,659         319,699        330,739
Total assets..............................      882,986           848,115        765,117         775,417        683,661
Total debt................................      119,530           117,610        115,785         105,157        106,276
Preferred securities......................          ---               ---            ---          96,624         96,391
Stockholders' equity......................      612,129           574,029        515,622         432,699        384,107

(footnotes on following page)


(a)   Effective February 3, 2002, the Company adopted Statement of
      Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other
      Intangible Assets". SFAS No. 142 requires that amortization of goodwill be replaced by periodic tests for impairment. Based on the initial impairment testing required by SFAS 142 performed in February
      2002, management determined that there was no impairment related to the net carrying value of the Company's recorded goodwill. Management will reevaluate this at least on an annual basis, in accordance with the provisions of SFAS No. 142.

      The following table provides a reconciliation of reported net income and earnings per share for each of the five fiscal years ended
      February 2, 2002, February 3, 2001, January 29, 2000, January 30,
      1999 and January 31, 1998 to adjusted net income and earnings per share had SFAS No. 142 been applied as of the beginning of fiscal
      1997:


                                           --------------- --------------- --------------- --------------- --------------
                                            February 2,     February 3,     January 29,     January 30,     January 31,
                                                2002            2001            2000            1999           1998
                                           --------------- --------------- --------------- --------------- --------------

Income available to common stockholders         $  29,105      $52,363         $64,531         $39,324         $11,824

Add:  Impact of adopting SFAS No. 142 in
Fiscal 2001, net of income taxes
                                                   10,645       10,642          10,640          11,040          11,040
                                                 --------       ------          ------          ------          ------
Adjusted income available to common
stockholders                                    $  39,750      $63,005         $75,171         $50,364         $22,864
                                                   ======       ======          ======          ======          ======

Basic earnings per share                        $   0.67      $   1.22        $   1.48        $   1.02        $    0.31

Add:  Goodwill Amortization, net of
income taxes                                    $   0.25          0.25            0.25            0.29             0.28
                                                 -------        ------         -------         -------          -------

Basic earnings per share                        $   0.92      $   1.47        $   1.73        $   1.31        $    0.59
                                                 =======       =======         =======         =======         ========

Diluted earnings per share                      $  $0.67      $   1.17        $   1.36        $   0.96        $    0.31

Add:  Goodwill Amortization net of
income taxes                                        0.23          0.23            0.22            0.23             0.28
                                                 -------       -------         -------         -------          -------

Diluted earnings per share                      $   0.90      $   1.40        $   1.58        $   1.19        $    0.59
                                                 =======       =======         =======         =======         ========



(b) In May 2002, the Company effected a 3 for 2 stock split of its common stock; all share and per share amounts in the financial information have been restated to reflect the split.




                                  PART II

                   REGISTRATION OF ADDITIONAL SECURITIES

        INCORPORATION OF EARLIER REGISTRATION STATEMENT BY REFERENCE

         This registration statement is being filed solely to register the issuance of up to 600,000 additional shares of common stock, par value $0.0068 per share ("Common Stock"), of AnnTaylor Stores Corporation, a Delaware corporation ("AnnTaylor"), pursuant to the AnnTaylor Stores Corporation Associate Discount Stock Purchase Plan (the "Plan"). AnnTaylor previously filed a registration statement on Form S-8 (File No. 333-79921) covering 375,000 shares of its Common Stock initially authorized for issuance under the Plan (after giving effect to the three-for-two common stock split on May 20, 2002). Except as supplemented by the information set forth below, the contents of the earlier registration statement are incorporated herein by reference.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The legality of the shares of Common Stock offered pursuant to this Registration Statement will be passed upon by Barbara K. Eisenberg, Esq., Senior Vice President, General Counsel and Secretary of AnnTaylor. Ms. Eisenberg owns shares of Common Stock and has been granted options to purchase additional shares of Common Stock of AnnTaylor.

ITEM 8.  EXHIBITS.

Exhibit No.     Description of Exhibit

4 Amended and Restated Rights Agreement, dated as of May 1, 2001, between AnnTaylor Stores Corporation and Mellon Investor Services LLC, as Rights Agent (filed as
                Exhibit 1 to the Registration Statement on Form 8-A/A, filed on May 24, 2001 and incorporated herein by reference)

5 Opinion of Barbara K. Eisenberg, Esq., Senior Vice President, General Counsel and Secretary of AnnTaylor, regarding the validity of AnnTaylor Stores Corporation common stock to be issued

23.1            Consent of Deloitte & Touche LLP

23.2            Consent of Barbara K. Eisenberg, Esq. (included in Exhibit 5)

24              Powers of Attorney (included on signature page)


                                 SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 18, 2002.


                                          ANNTAYLOR STORES CORPORATION


                                          By:  /s/ Barry Erdos
                                               --------------------------
                                               Name:  Barry Erdos
                                               Title: Chief Operating Officer


                             POWERS OF ATTORNEY

         Know all men by these presents, that each person whose signature appears below constitutes and appoints Barry Erdos, Barbara K. Eisenberg and James M. Smith, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on June 18, 2002.


            NAME                                    TITLE                                DATE

                                           Chairman, Chief Executive
   /s/ J. Patrick Spainhour                Officer and Director                       June 18, 2002
-----------------------------------        (Principal Executive Officer
       J. Patrick Spainhour                and Director)


   /s/ Barry Erdos                         Chief Operating Officer and Director       June 18, 2002
-----------------------------------
       Barry Erdos


   /s/ James M. Smith                      Senior Vice President, Chief
-----------------------------------        Financial Officer and Treasurer            June 18, 2002
       James M. Smith                      (Principal Financial Officer)


   /s/ Sallie A. DeMarsilis                Vice President and Controller              June 18, 2002
----------------------------------         (Principal Accounting Officer)
       Sallie A. DeMarsilis


    /s/ Gerald S. Armstrong                 Director                                  June 18, 2002
---------------------------------
        Gerald S. Armstrong


    /s/ James J. Burke, Jr.                 Director                                  June 18, 2002
--------------------------------
        James J. Burke, Jr.


    /s/ Wesley E. Cantrell                  Director                                  June 18, 2002
--------------------------------
        Wesley E. Cantrell


     /s/ Robert C. Grayson                  Director                                  June 18, 2002
---------------------------------
         Robert C. Grayson


    /s/ Ronald W. Hovsepian                 Director                                  June 18, 2002
---------------------------------
        Ronald W. Hovsepian


    /s/ Rochelle B. Lazarus                 Director                                  June 18, 2002
---------------------------------
        Rochelle B. Lazarus


     /s/ Hanne M. Merriman                  Director                                  June 18, 2002
---------------------------------
         Hanne M. Merriman




                              LIST OF EXHIBITS

Exhibit No.             Description of Exhibit

4 Amended and Restated Agreement, dated as of May 1, 2001, between AnnTaylor Stores Corporation and Mellon Investor Services LLC, as Rights Agent (filed as Exhibit 1 to the Registration Statement on Form 8-A/A, filed on May 24, 2001 and incorporated herein by reference)

5 Opinion of Barbara K. Eisenberg, Esq., Senior Vice President, General Counsel and Secretary of AnnTaylor, regarding the validity of AnnTaylor Stores Corporation common stock to be issued

23.1                    Consent of Deloitte & Touche LLP

23.2                    Consent of Barbara K. Eisenberg, Esq. (included in
                        Exhibit 5)

24                      Powers of Attorney (included on signature page)